Exhibit 99.1

IBIO, INC. ANNOUNCES NYSE AMERICAN ACCEPTANCE OF PLAN OF COMPLIANCE

NEW YORK, NEW YORK, AUGUST 22, 2018 — IBIO, INC. (NYSE AMERICAN: IBIO) (“IBIO” OR THE “COMPANY”), today announced that NYSE Regulation has accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards set forth in Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”) and has granted a plan period through December 6, 2019, subject to periodic review by the Exchange, including quarterly monitoring, for compliance with the initiatives outlined in the plan. If the Company is not in compliance with the continued listing standards by December 6, 2019, or if the Company does not make progress consistent with the plan during the plan period, the NYSE Regulation staff will initiate delisting proceedings as appropriate.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2018, the Company was previously notified by the Exchange that the Company was not in compliance with the stockholders’ equity continued listing standards as set forth in Section 1003(a)(iii) of the Company Guide, which applies if a listed company has stockholders’ equity of less than $6,000,000 and has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. In order to maintain its listing, the Company submitted a plan of compliance addressing how it intends to regain compliance with Section 1003(a)(iii) of the Company Guide by December 6, 2019.

On June 26, 2018, the Company closed a public offering of 4,350,000 shares of its common stock, 6,300 shares of its Series A Convertible Preferred Stock and 5,785 shares of its Series B Convertible Preferred Stock, and on July 12, 2018, the Company sold 1,500,000 additional shares of common stock in connection with the partial exercise of the over-allotment option granted to the underwriter in the public offering, for total gross proceeds to the Company of approximately $17,350,000. The Company believes that the proceeds of the offering, together with its existing cash on hand as of December 31, 2017 in the amount of $7.3 million, funds it may develop from future sales pursuant to its purchase agreement with Lincoln Park Capital Fund, LLC, and proceeds realized in connection with license and collaboration arrangements and the operation of its subsidiary, iBio CDMO LLC, will be sufficient to allow it to sustain stockholders’ equity sufficient to meet NYSE American’s listing requirements through the plan period end date of December 6, 2019.

The notice from the Exchange has no immediate impact on the listing of the Company’s common stock on the Exchange. The listing of the Company’s common stock on the Exchange is being continued pursuant to an extension during the plan period.

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC in Bryan, Texas.  The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at:  www.ibioinc.com

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the preliminary prospectus supplement, the accompanying prospectus, and the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

ICR, Inc.
Stephanie Carrington
Tel. +1 646-277-1282
stephanie.carrington@icrinc.com